Exhibit 5.1

DRAFT

Subject to

review and

comment by

AGSH&F

Legal Opinion Committee

Raycliff Acquisition Corp.

5 East 59th Street, 4th floor

New York, New York 10022

Re:	Raycliff Acquisition Corp. Registration Statement on Form S-1 (File Number 333- 148397)

Ladies and Gentlemen:

We have acted as counsel to Raycliff Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-1, as amended (File Number 333-148397) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 23,000,000 Units of the Company (the “Units”) (including up to 3,000,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)	one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 23,000,000 Shares (including up to 3,000,000 Shares included in the Units subject to the Underwriters’ over-allotment option), and

(ii)	one warrant (each, a “Warrant”) to purchase one share of Common Stock, for an aggregate of up to 23,000,000 Warrants (including up to 3,000,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement to be executed by the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”),

pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Deutsche Bank Securities Inc., as representative of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted

Raycliff Acquisition Corp.

to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct, and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that when the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered and certificates representing the Units, the Shares, and the Warrants, in the forms of the specimen certificates filed as exhibits to the Registration Statement, have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar or, if uncertificated, valid book-entry notations therefor have been made in the appropriate registers of the Company, and have been delivered upon payment in full of the consideration payable with respect to the Units as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement: (i) the Units will have been duly authorized and validly issued; (ii) the Shares included in the Units will have been duly authorized and validly issued and will be fully paid and non-assessable; and (iii) the Warrants included in the Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or otherwise affecting creditors’ rights and to general equity principles.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under

Raycliff Acquisition Corp.

the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

****DRAFT****

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.